Exhibit 99.1
Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Joseph Tesoriero
Phone: (818) 879-6900
Beth Potillo
Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. ANNOUNCES
FIRST QUARTER 2011 RESULTS
     WESTLAKE VILLAGE, California — May 3, 2011 — Dole Food Company, Inc. today announced its financial and operating results for the first quarter ended March 26, 2011. Dole reported first quarter 2011 Adjusted EBITDA of $106 million compared to $85 million in the first quarter of 2010. GAAP income from continuing operations for the first quarter of 2011 was $2 million, or $0.02 per share, compared to $22 million, or $0.26 in the first quarter of 2010. Excluding unrealized losses from the refinancing of the Company’s yen cross currency swap and certain other items, Comparable Income from continuing operations for the first quarter of 2011 was $45 million, or $0.51 per share, compared to $15 million, or $0.17 per share in the first quarter of 2010 (see Exhibit 2).
     David A. DeLorenzo, Dole’s President and CEO said, “We are very pleased with the improvement in our first quarter financial results as each of our operating segments reported higher revenues and we generated a 25% increase in Adjusted EBITDA compared to last year. Our fresh fruit segment realized a turnaround on two fronts—better market conditions in Europe and Asia, and an improved cost position in our European operations due to our restructuring plan. Our packaged foods and fresh vegetable operations continued to have strong performances, with some of the packaged foods earnings growth offset with investment in our new product introductions. In line with our expectations, the packaged foods segment results were softer than in 2010 due to increased marketing spending to support the launch of our FRUIT BOWLS® in 100% juice in the first quarter as well as a shift of Easter sales to the second quarter this year. The successful launch of this new product illustrates our leadership position in meeting the consumers’ desire for healthier products with no sugar added. Looking forward, we remain optimistic about achieving significantly improved results in 2011 over 2010.”

Selected Financial Data (Unaudited)

	Quarter Ended
	March 26,	March 27,
	2011	2010
	(In millions)
Revenues, net	$1,686	$1,606
Operating income	79	59
Adjusted EBITDA	106	85
Comparable Income	45	15
Reconciliation of Net income to EBIT and Adjusted EBITDA (Unaudited):

	Quarter Ended
	March 26,	March 27,
	2011	2010
	(In millions)
Net income	$2	$23
Interest expense	36	41
Income taxes	5	3

Earnings before interest and taxes (“EBIT”)	43	67
Depreciation and amortization	23	26
Net unrealized loss on derivative instruments	31	4
Foreign currency (gain) loss on vessel obligations	2	(5)
Net unrealized (gain) loss on foreign denominated instruments	7	(5)
Gain on asset sales	—	(2)

Adjusted EBITDA	$106	$85

See “Non-GAAP Measurements” below for discussion of EBIT and Adjusted EBITDA.
Revenues
     Revenues increased 5% to $1.7 billion during the quarter ended March 26, 2011. Revenues grew in all of Dole’s three operating segments primarily as a result of higher pricing. Fresh fruit revenues benefited from higher sales of bananas in North America and Asia and higher volumes sold of Chilean deciduous fruit partially offset by planned lower volumes of bananas sold in Europe. Fresh vegetables revenues increased from improved pricing across all major product lines as well as higher volumes sold of packaged salads. Packaged foods revenues increased primarily due to higher volumes sold in Asia and Europe and improved pricing in North America partially offset by lower volumes sold in North America due to the timing of Easter in 2011.
Adjusted EBITDA
     Adjusted EBITDA increased 25% or $21 million to $106 million in the first quarter of 2011. First quarter Adjusted EBITDA included $2.8 million of charges related to restructuring and $3 million of non-cash asset write-downs in the Company’s operations in Australia as a result of Cyclone Yasi. Fresh fruit Adjusted EBITDA increased due to improved performance in the Company’s banana operations primarily due to improved pricing worldwide as well as lower shipping and distribution costs in Europe resulting from the 2010 restructuring initiatives. These improvements were partially offset by higher fruit and packaging costs. Fresh vegetables Adjusted EBITDA increased slightly as higher pricing was offset by higher product costs due to product shortages associated with challenging weather conditions in January and February. Packaged foods Adjusted EBITDA decreased primarily due to higher marketing expenditures in North America related to our introduction of FRUIT BOWLS in 100% juice and fruit in jars in 100% juice and higher product costs worldwide.

Cash and Debt (Unaudited)
	March 26,	January 1,
	2011	2011
	(In millions)
Cash:
Cash and cash equivalents*	$154	$180

Total Debt:
Revolving credit facility	$—	$—
Term loan facilities	830	830
Senior Notes and Debentures	697	697
Other debt, net of debt discount	79	76

Total Debt	$1,606	$1,603

Net Debt	$1,452	$1,423

*	includes $11 million and $10 million of restricted cash at March 26, 2011 and January 1, 2011, respectively.
Segment Information (Unaudited)

	Quarter Ended
	March 26,	March 27,
	2011	2010
	(In millions)
Revenues from external customers
Fresh fruit	$1,175	$1,123
Fresh vegetables	246	231
Packaged foods	265	252

	$1,686	$1,606

	March 26,	March 27,
	2011	2010
	(In millions)
EBIT
Fresh fruit	$67	$43
Fresh vegetables	11	11
Packaged foods	12	29

Total operating segments	90	83
Corporate:
Unrealized (loss) on cross currency swap	(4)	(4)
Unrealized (loss) on long-term Japanese yen hedges	(27)	—
Unrealized gain (loss) on foreign denominated instruments	(6)	5
Operating and other expenses, net	(10)	(17)

Total Corporate	(47)	(16)

Total EBIT	$43	$67

See Exhibit 1 for further detailed information on the fresh fruit and packaged foods segments.
Conference Call
     Dole will hold a conference call for investors to discuss its results at 4:45 p.m. EDT today. Access to a live audio webcast is available at http://investors.dole.com under “Webcasts.” Toll-free telephone access will be available by dialing 1-866-788-0542 in the United States and 1-857-350-1680 from international locations and providing the conference code 75261244. A replay of the call will be available until May 17, 2011. To access the telephone replay, dial 1-888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 98922835. A replay of the webcast will be available online at www.dole.com as soon as possible.
Non-GAAP Measurements
     EBIT, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT is calculated by subtracting income from discontinued operations, net of incomes taxes, from net income, by adding interest expense and by adding income tax expense to net income. Adjusted EBITDA is calculated by adding depreciation and amortization to EBIT, by adding the net unrealized loss or subtracting the net unrealized gain on certain derivative instruments (foreign currency and bunker fuel hedges and the cross currency swap), to or from EBIT, respectively, by adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations to or from EBIT, respectively, by adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments to or from EBIT, respectively, and by subtracting the gain on asset sales from EBIT. Comparable Income (loss) from continuing operations is calculated from income (loss) from continuing operations by adding charges for restructuring and long-term receivables, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on certain derivative instruments (foreign currency and bunker fuel hedges and the cross currency swap), net of income taxes, adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes, and subtracting gain on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash and cash equivalents.
     EBIT, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP. EBIT and Adjusted EBITDA are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included EBIT, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) herein because management believes that EBIT and Adjusted EBITDA are useful performance measures for Dole. In addition, EBIT, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) are presented because Dole’s management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of Dole.
     Dole, with 2010 net revenues of $6.9 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.
     This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1 (Unaudited)
Fresh fruit and packaged foods EBIT was impacted by charges for restructuring, unrealized non-cash foreign currency exchange gains and losses, and gain on asset sales, which are detailed in the tables below.

	Quarter Ended
	March 26,	March 27,
	2011	2010
	(In millions)
Fresh Fruit
Revenues, net	$1,175	$1,123

EBIT:
Fresh fruit products	$71	$37
Charges for restructuring and long-term receivables	(3)	(1)
Unrealized gain on foreign currency and fuel hedges	1	—
Foreign currency exchange gain (loss) on vessel obligations	(2)	5
Gain on asset sales	—	2

Total Fresh Fruit EBIT	$67	$43

	Quarter Ended
	March 26,	March 27,
	2011	2010
	(In millions)
Packaged Foods
Revenues, net	$265	$252

EBIT:
Packaged foods products	$14	$29
Unrealized loss on foreign currency hedges	(1)	—
Unrealized loss on foreign denominated instruments	(1)	—

Total Packaged Foods EBIT	$12	$29

Exhibit 2 — Reconciliation of Income from continuing operations to Comparable Income from continuing operations (Unaudited):

	Quarter Ended
	March 26, 2011		March 27, 2010
	(In millions, except per share data)
		Earnings		Earnings
		per share		per share
Income from continuing operations	$2	$0.02	$22	$0.26
Net unrealized loss on derivative instruments, net of income taxes	31	0.35	4	0.04
Charges for restructuring and long-term receivables, net of income taxes	3	0.03	1	0.01
Foreign currency exchange (gain) loss on vessel obligations, net of income taxes	2	0.03	(5)	(0.06)
Net unrealized (gain) loss on foreign denominated instruments, net of income taxes	7	0.08	(5)	(0.06)
Gain on asset sales, net of income taxes	—	—	(2)	(0.02)

Comparable Income from continuing operations	$45	$0.51	$15	$0.17